Exhibit 99.1

Marathon Patent Group Announces Jury Verdict in TPMS case v. Schrader-Bridgeport

LOS ANGELES, CA--(Marketwired – June 11, 2015) - Marathon Patent Group, Inc. (NASDAQ: MARA) ("Marathon"), a patent licensing company, announced today that on June 11, 2015, a jury ruled in the matter Bridgestone Americas Tire Operations LLC v. Schrader-Bridgeport in the United States District Court for the District of Delaware.

On May 2, 2013, Schrader-Bridgeport International Inc. was sued by Bridgestone Americas Tire Operations LLC for patent infringement in Delaware District Court, case number 1:13-cv-00763. Marathon has advised the plaintiff and provided substantially all of the financing of this litigation.

Marathon Patent Group’s wholly owned subsidiary, IP Liquidity, owns contract rights to the revenue associated with the outcome of this case.

On June 11, 2015, an eight-person jury ruled that the asserted patents, while valid, were not infringed by the defendant.
Doug Croxall, Founder & Chief Executive Officer of Marathon, stated, “We are clearly disappointed by the jury’s ruling. It is a decision Bridgestone will promptly appeal as we believe the jury erred in their verdict. This outcome has no bearing on our German case and we remain confident in the validity and infringement of our European patent.”

“Since there always exists the potential for an adverse ruling in an individual case, Marathon has invested in a diversified portfolio consisting of 413 patents across 19 different subsidiaries, 12 of which are in active litigation with approximately 50 defendants.”

Croxall continued, “We built our model predicated upon diversification of assets. Today, we see the true underlying value of that model. While disappointed, the case represents only one of many. We continue to have an extremely busy calendar of both Markman hearings and trials going forward.”

About Marathon Patent Group:

Marathon is a patent acquisition and monetization company. The Company acquires patents from a wide-range of patent holders from individual inventors to Fortune 500 companies. Marathon's strategy of acquiring patents that cover a wide-range of subject matter allows the Company to achieve diversity within its patent asset portfolio. Marathon generates revenue with its diversified portfolio through actively managed concurrent patent rights enforcement campaigns. This approach is expected to result in a long-term, diversified revenue stream. To learn more about Marathon Patent Group, visit www.marathonpg.com.

Safe Harbor Statement

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

CONTACT INFORMATION

Marathon Patent Group
Jason Assad
678-570-6791
Jason@marathonpg.com